NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Mark Koscinski
August 10, 2007	(201) 476-5421

Butler International Secures $23 Million in Term Loan Financing

FT, LAUDERDALE, FL . . . Butler International, Inc. (PK:BUTL) announced today that the Company has accepted a commitment letter from Monroe Capital LLC (“Monroe”) for $23,000,000 term loan, which will be subject to the lien of the existing secured lender, General Electric Credit Corporation (“GECC”). The term loan will be used to repay certain existing term debt, to cash collateralize certain existing letters of credit, and to provide ongoing working capital. No warrants will be issued in connection with the term loan. The Company also announced today that it had reached an agreement with GECC, which agreed not to exercise its rights with respect to its existing indebtedness until August 14, 2007. The Monroe closing conditions require among other things, an appropriate extension of the remaining secured revolving credit facility from GECC.

“We are excited about receiving this financing commitment from Monroe. This is an important step towards enabling us to achieve our future growth plans,” said Edward M. Kopko, Chairman and Chief Executive Officer, Butler International, Inc.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler's global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 61-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler's value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

World Headquarters

New River Center, 200 E. Las Olas Blvd. Ft. Lauderdale, FL 33315

www.butler.com